                             LETTERHEAD OF CYPRESS

                                                                   EXHIBIT 10.38


February 18, 1999


Carl F. Bobkoski
P.O. Box 964
16846 Circa del Norte
Rancho Santa Fe, California 92067


RE: EMPLOYMENT TERMS

Dear Carl:

CYPRESS BIOSCIENCE, INC. (the "Company") is pleased to offer you the position of President, Chief Operating Officer and Corporate Secretary, on the following terms.

You will be responsible for such duties as are normally associated with the positions of President, Chief Operating Officer and Corporate Secretary, including, but not limited to, responsibility in the areas of finance, sales, marketing, MANUFACTURING, business development, risk management and planning for the Company. You will report to me and will work in our facility located in San Diego, California. Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments. Of course, the Company may change your duties and work location from time to time as it deems necessary.

Your initial base salary will be Two Hundred and Fifteen Thousand Dollars ($215,000) per year, less standard payroll deductions and all required withholdings payable on the Company's regular payroll dates. You will be eligible for all standard benefits provided to employees of the Company, according to standard Company policy and as may be adopted by the Company from time to time. Details about these benefits are available for your review. In addition, the Company agrees that it will reimburse you for (i) the cost of your current long term disability policy during the period of your employment in the amount of FIVE HUNDRED TWENTY-FIVE DOLLARS ($525.00) per month, and (ii) does not cover your son due to a pre-existing condition for up to Five Hundred Dollars ($500.00) per month for up to six (6) months. You will also be eligible at the sole discretion of the Board of Directors ("Board"), for an annual bonus equal to up to twenty-five percent (25%) of your base salary. The Company reserves the right to modify your compensation and benefits from time to time as it deems necessary.

Carl F. Bobkoski
February 18, 1999
Page 2


Upon commencement of employment with the Company pursuant to this letter, and subject to the approval of the Company's Board, you will be entitled to receive an incentive stock option grant, under the terms of the Company's 1996 Equity Incentive Plan, as amended April 24, 1997 (the "Plan") in the amount of 500,000 shares of the Company's Common Stock on the date of the grant. The option will be subject to vesting over four (4) years, so long as you continue to be employed with the Company, such that the Option will vest as to one-forth (1/4) the shares subject to the Option following twelve (12) continuous months of service with the Company beginning on the day of grant with the remainder of the Option vesting monthly thereafter. The Option shall have a term of ten (10) years. Other terms of the Option shall be consistent with the Company's Plan and with the terms set forth in the Company's standard form of stock option grant. Based upon performance satisfactory to the Board in its sole discretion, you will be awarded an option grant, following your first year of employment, of an amount equivalent to your initial Option.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by the Chief Executive Officer. Notwithstanding this at-will employment relationship, if the Company terminates your employment without "cause" after June 30, 1999, then upon your furnishing to the Company an executed Release and Waiver of Claims (a form of which is attached hereto as Exhibit A), you shall be entitled to receive severance payments in the form of continuation of your base salary in effect at the time or your termination, subject to standard payroll deductions and withholdings, for a period of six (6) months; provided, that such salary continuation will increase by one (1) month for every full year of continuous service with the Company. However if you resign or your employment is terminated for "cause", all compensation and benefits will cease immediately, and you will receive no severance benefits other than your current accrued base salary through the date of termination. For purposes of this letter agreement, "cause" shall mean: (i) conviction of any felony or a crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of the Company's policies; (iv) intentional damage to, or misappropriation of, the Company's property; (v) material breach of any term of this Agreement or the Proprietary Information and Inventions Agreement (attached as Exhibit B); or
(vi) conduct by you that, in good faith and reasonable determination of the Board, demonstrates gross unfitness to serve.

In the event of a "change in control", then the vesting of your Option shall be immediately accelerated such that the Option shall become immediately exercisable. For purposes of this letter agreement, "change in control", shall mean (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all of the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are

Carl F. Bobkoski
February 18, 1999
Page 3


converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed;
(v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or (vi) in the event that the individuals who, as of the date of the adoption of this provision, are members of the Company's Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. (If the election, or nomination for election by the Company's stockholders, of any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board).

As a Company employee, you will be expected to abide by Company rules and regulations. As a condition of your employment, you will be required to sign and comply with a Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. In the performance of your duties for the Company, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement regarding the subject matter set forth herein between you and the Company. This letter agreement may not be amended or modified except in a written agreement signed by you and the Chief Executive Officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

If you choose to accept our offer as described above, please sign and date this letter below, and return it to me on or before February 25, 1999.

We are enthusiastic about the prospect of your joining the Company. We look forward to a productive and enjoyable work relationship.

Carl F. Bobkoski
February 18, 1999
Page 4


Sincerely,

CYPRESS BIOSCIENCE, INC.

/s/ JAY D. KRANZLER

Jay D. Kranzler, M.D., Ph.D.
Chief Executive Officer


AGREED AND ACCEPTED:

/s/ CARL F. BOBKOSKI
--------------------
Carl F. Bobkoski

2/18/99
--------------------
Date


Attachments:
Exhibit A - Release and Waiver of Claims
Exhibit B - Proprietary Information and Inventions Agreement